EXHIBIT 99.1

HUTCHINSON TECHNOLOGY REPORTS THIRD QUARTER RESULTS

Net Cash as Defined by Merger Agreement Totals $50.7 Million at Quarter End

Federal Trade Commission’s Review of Pending Merger Continues

Hutchinson, Minn., July 29, 2016 -- Hutchinson Technology Incorporated (NASDAQ: HTCH) (“HTI”) today reported net sales of $53.2 million for its fiscal third quarter ended June 26, 2016 compared with $54.2 million in the preceding quarter. Suspension assembly shipments for the quarter totaled 81.0 million compared with 85.4 million in the preceding quarter. Average selling price increased from $0.57 in the preceding quarter to $0.59, due to dual-stage actuated (DSA) suspensions increasing from 49% of the product mix in the preceding quarter to 61% in the fiscal 2016 third quarter.

Gross profit in the fiscal 2016 third quarter totaled $7.1 million, or 13.4% of net sales, compared with $5.7 million, or 10.5% of net sales, in the preceding quarter. Rick Penn, Hutchinson Technology’s president and chief executive officer, said the increase in gross profit was primarily due to adjustments the company made to lower its operating costs. This included shifting nearly all of its final assembly production to its Thailand assembly operation, which accounted for 98% of the fiscal 2016 third quarter’s assembly production, up from 88% in the preceding quarter.

The company’s operating loss declined from $7.2 million in the preceding quarter to $3.6 million in the fiscal 2016 third quarter due to the increase in gross profit and a reduction in the accrual of incentive compensation costs that lowered sales, general and administrative expenses.

The company reported a fiscal 2016 third quarter net loss of $6.8 million, or $0.20 per share. The net loss for the quarter included:

•	$440,000 of merger-related expenses;
•	$370,000 of non-cash interest expense; and
•	an $80,000 foreign currency loss.

Excluding these items, the company’s net loss for the fiscal 2016 third quarter was $5.9 million, or $0.18 per share.

In the preceding quarter, the company reported a net loss of $9.6 million, or $0.28 per share. The net loss for the quarter included: $940,000 of merger-related expenses, $500,000 of severance costs and $360,000 of non-cash interest expense, partially offset by a $710,000 foreign currency gain. Excluding these items, the company’s net loss for the fiscal 2016 second quarter was $8.5 million, or $0.25 per share.

Cash and investments at the end of the fiscal 2016 third quarter totaled $47.8 million compared with $47.9 million at the end of the preceding quarter. Capital spending in the quarter totaled $1.1 million and is currently expected to be less than $10 million for the fiscal year. As in the preceding quarter, there were no outstanding borrowings under the company’s revolving line of credit at the end of the fiscal 2016 third quarter.

The company’s net cash (“Net Cash”), as defined by its November 1, 2015 merger agreement with TDK Corporation (“TDK”), was $50.7 million at the end of the fiscal 2016 third quarter compared with $51.3 million at the end of the preceding quarter. Under the terms of the merger agreement, TDK will acquire all of the outstanding shares of common stock of HTI for base consideration of $3.62 per share, plus additional consideration of up to $0.38 per share, depending on the level of Net Cash held by HTI as of the measurement date, as defined in the merger agreement. The full amount of additional consideration would be realized if the company’s Net Cash equals or exceeds $35 million as of the measurement date.

With regard to the U.S. Federal Trade Commission’s (“FTC”) review of the pending merger, Penn said that the company and TDK are providing additional information to the FTC and are working cooperatively with the FTC to move the review forward. The FTC has not indicated when its review may be completed.

In regards to its new business development efforts, Penn said the company continues to invest in the development of its shape memory alloy (SMA) optical image stabilization (OIS) actuator, a precision component for smartphone camera modules. “Multiple versions of our SMA OIS actuators are currently being tested and evaluated by customers for possible incorporation into future products,” said Penn. “This includes customer samples of new SMA OIS actuators that were developed for use with larger lenses and with front-facing cameras.”

For its fiscal 2016 fourth quarter, the company currently expects its suspension assembly shipments to decline to 70 million to 80 million as customers rebalance their suspension assembly procurement plans in anticipation of the company’s merger with TDK. Average selling price in the fiscal fourth quarter is expected to remain flat sequentially at $0.59. Gross profit is expected to decline on the quarter’s lower volume.

Commenting on the outlook for the fiscal 2016 fourth quarter, Penn said that in addition to working with the FTC on their continuing review of the pending merger, the company’s priorities are managing costs to adjust to the expected lower volume, aggressively managing cash and engaging in contingency planning for the potential of continued delays or impediments to the pending merger.

About Hutchinson Technology

Hutchinson Technology is a global supplier of critical precision component technologies. As a key supplier of suspension assemblies for disk drives, we help customers improve overall disk drive performance and meet the demands of an ever-expanding digital universe. Through our new business development initiatives, we focus on leveraging our unique precision manufacturing capabilities in new markets to improve product performance, reduce size, lower cost, and reduce time to market.

Cautionary Note Regarding Forward-Looking Statements

This announcement contains forward-looking statements regarding demand for and shipments of the company's products, pricing, production costs, development and market adoption of OIS actuators, operating performance, capital spending, financial results and the completion of the transactions contemplated by the company’s merger agreement with TDK. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of changes in market demand and market consumption of disk drives or suspension assemblies, changes in demand for our products, market acceptance of new products, the company’s ability to produce suspension assemblies at levels of precision, quality, volume and cost its customers require, changes in product mix, changes in customers yields, changes in storage capacity requirements, changes in expected data density, changes in the company’s ability to operate its assembly operation in Thailand, changes in the company’s ability to reduce costs, the company’s inability to consummate the transactions contemplated by the company’s merger agreement with TDK due to the failure to satisfy conditions to its completion and other risks to consummation of the transaction and other factors described from time to time in the company's reports filed with the Securities and Exchange Commission.

INVESTOR CONTACT:	MEDIA CONTACT:
Chuck Ives	Connie Pautz
Hutchinson Technology Inc.	Hutchinson Technology Inc.
320-587-1605	320-587-1823

Hutchinson Technology Incorporated

Condensed Consolidated Statements of Operations - Unaudited

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	June 26,	June 28,	June 26,	June 28,
	2016	2015	2016	2015

Net sales	$53,196	$54,675	$171,283	$189,457
Cost of sales	46,062	49,846	146,716	166,902
Gross profit	7,134	4,829	24,567	22,555

Research and development expenses	5,577	5,165	17,036	18,304
Selling, general and administrative expenses	4,724	5,726	15,836	17,559
Merger-related expenses	444	-	4,819	-
Severance and site consolidation expenses	-	-	503	159
Loss from operations	(3,611)	(6,062)	(13,627)	(13,467)

Other income (expense), net	30	(1,004)	1,118	(1,292)
Loss on extinguishment of long-term debt	-	-	-	(4,318)
Interest income	20	7	52	26
Interest expense	(3,303)	(3,086)	(9,945)	(10,809)
Loss before income taxes	(6,864)	(10,145)	(22,402)	(29,860)

(Benefit) provision for income taxes	(17)	15	(630)	(98)

Net loss	$(6,847)	$(10,160)	$(21,772)	$(29,762)

Basic loss per share	$(0.20)	$(0.30)	$(0.64)	$(0.92)

Diluted loss per share	$(0.20)	$(0.30)	$(0.64)	$(0.92)

Weighted-average common shares outstanding	33,917	33,493	33,832	32,437

Weighted-average diluted shares outstanding	33,917	33,493	33,832	32,437

Hutchinson Technology Incorporated

Condensed Consolidated Balance Sheets - Unaudited

(In thousands, except shares data)

	June 26,	September 27,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$47,255	$39,454
Short-term investments - restricted	506	965
Trade receivables, net	11,664	15,860
Other receivables	1,486	2,707
Inventories	32,586	40,148
Other current assets	3,535	3,588
Total current assets	97,032	102,722
Property, plant and equipment, net	117,280	134,509
Other assets	3,508	4,281
Total assets	$217,820	$241,512

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current debt, net of discount	$86,494	$3,000
Current portion of capital lease obligation	2,178	2,188
Accounts payable	14,818	19,877
Accrued compensation	8,908	9,388
Accrued expenses and other	7,560	4,239
Accrued interest	3,639	2,838
Total current liabilities	123,597	41,530
Long-term debt, net of discount	37,500	122,156
Capital lease obligation	2,793	4,220
Other long-term liabilities	3,028	2,731
Shareholders' equity:
Common stock $.01 par value, 100,000,000 shares
authorized, 33,915,000 and 33,540,000
issued and outstanding	339	335
Additional paid-in capital	453,161	452,165
Accumulated other comprehensive loss	(3,510)	(4,309)
Accumulated loss	(399,088)	(377,316)
Total shareholders' equity	50,902	70,875
Total liabilities and shareholders' equity	$217,820	$241,512

Hutchinson Technology Incorporated

Condensed Consolidated Statements of Cash Flows - Unaudited

(Dollars in thousands)

	Thirty-Nine Weeks Ended
	June 26,	June 28,
	2016	2015
Operating activities:
Net loss	$(21,772)	$(29,762)
Adjustments to reconcile net loss to
cash provided by operating activities:
Depreciation and amortization	21,749	24,134
Stock-based compensation	931	1,041
(Gain) loss on disposal of assets	(473)	63
Non-cash interest expense	1,088	1,622
Loss on extinguishment of debt	-	4,318
Severance and site consolidation expenses	153	(27)
Changes in operating assets and liabilities	13,063	9,463
Cash provided by operating activities	14,739	10,852

Investing activities:
Capital expenditures	(5,684)	(17,344)
Proceeds from sale / leaseback of equipment	816	3,111
Change in restricted cash	(447)	19
Purchases of marketable securities	(1,012)	(965)
Sales / maturities of marketable securities	1,471	965
Cash used for investing activities	(4,856)	(14,214)

Financing activities:
Proceeds from issuance of common stock	69	60
Repayments of capital lease	(1,845)	(1,749)
Repayments of revolving credit line	(38,494)	(100,389)
Proceeds from revolving credit line	38,494	93,856
Repayments of debt	(2,250)	(40,572)
Proceeds from private placement of debt	-	37,500
Proceeds from term loan	-	15,000
Debt refinancing costs	-	(3,175)
Cash used for (provided by) financing activities	(4,026)	531

Effect of exchange rate changes on cash	1,944	279

Net increase (decrease) in cash and cash equivalents	7,801	(2,552)

Cash and cash equivalents at beginning of period	39,454	37,939

Cash and cash equivalents at end of period	$47,255	$35,387

Hutchinson Technology Incorporated

Reconciliation of Non-GAAP to GAAP Financial Measures - Unaudited

(In thousands, except per share data)

	Thirteen Weeks Ended
	June 26,	March 27,	June 28,
	2016	2016	2015

Net loss - GAAP	$(6,847)	$(9,628)	$(10,160)
Subtract foreign currency gain	-	(713)	-
Add foreign currency loss	84	-	1,093
Add non-cash interest expenses	370	364	332
Add merger-related expenses	444	938	-
Add site consolidation and severance expenses	-	503	-
Net loss - Adjusted	$(5,949)	$(8,536)	$(8,735)

Net loss per common share – GAAP:

Basic loss income per share	$(0.20)	$(0.28)	$(0.30)
Diluted loss income per share	$(0.20)	$(0.28)	$(0.30)

Net loss per common share – Adjusted:

Basic loss per share	$(0.18)	$(0.25)	$(0.26)
Diluted loss per share	$(0.18)	$(0.25)	$(0.26)

Weighted average common and common equivalent shares outstanding:

Basic	33,917	33,790	33,493
Diluted	33,917	33,790	33,493

Net loss per common share basic and diluted, is calculated by dividing net loss by weighted average common and common equivalent shares outstanding basic and diluted, respectively.